Exhibit 5.2

May 13, 2015

Cott Corporation

6525 Viscount Road

Mississauga, Ontario

L4V 1H6

Dear Ladies/Gentlemen:

Re:	Cott Corporation

We are acting as Canadian counsel to Cott Corporation, a corporation organized under the laws of Canada (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended, in respect of up to U.S.$525,000,000 aggregate principal amount of Cott Beverages Inc.’s (“CBI”) 5.375% Senior Notes due 2022 (the “New Notes”) to be offered in exchange for any and all of CBI’s outstanding 5.375% Senior Notes due 2022 originally issued on June 24, 2014 (the “Old Notes”). The New Notes will be fully and unconditionally guaranteed on a senior basis, jointly and severally, by 156775 Canada Inc., a corporation organized under the laws of Canada (“156775 Canada”), 967979 Ontario Limited, a corporation organized under the laws of Ontario (“967979 Ontario”), 804340 Ontario Limited, a corporation organized under the laws of Ontario (“804340 Ontario”) and 2011438 Ontario Limited, a corporation organized under the laws of Ontario (“2011438 Ontario” and, collectively with 156775 Canada, 967979 Ontario and 804340 Ontario, the “Canadian Subsidiary Guarantors”), the Company and all of our other subsidiaries that guarantee indebtedness under our asset-based lending credit facility entered into on August 17, 2010, as amended and by any wholly owned subsidiary that guarantees certain indebtedness of the Company or any of the other guarantors (collectively, the “Guarantors”). The New Notes will be issued under the indenture dated as of June 24, 2014, by and among CBI, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Indenture includes the guarantees of the New Notes by the Guarantors (the “Guarantees”).

We have examined such records and proceedings of the Company and the Canadian Subsidiary Guarantors, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and the Canadian Subsidiary Guarantors and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

Our opinion is given to you as of the date hereof only and we disclaim any obligation to advise you of any change after the date hereof in or affecting any matter set forth herein.

The opinion hereinafter expressed relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Indenture has been duly authorized by all necessary corporate action of, and executed and delivered by, each of the Company and the Canadian Subsidiary Guarantors.

2.	The Guarantees by the Company and the Canadian Subsidiary Guarantors have been duly authorized by all necessary corporate action of the Company and each of the Canadian Subsidiary Guarantors, as applicable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours very truly,

/s/ Goodmans LLP
Goodmans LLP